Exhibit 99.1

News Release
CRESTWOOD EQUITY PARTNERS LP
700 Louisiana Street, Suite 2550
Houston, TX 77002
www.crestwoodlp.com

Crestwood Announces Quarterly Distribution, Reverse Unit Split, and Third Quarter 2015 Earnings Release Date

HOUSTON, TEXAS — October 22, 2015 — Crestwood Equity Partners LP (NYSE: CEQP) announced today that the board of directors of its general partner has declared the partnership’s quarterly cash distribution of $0.1375 per limited partner unit ($0.55 annually) for the quarter ended September 30, 2015. Crestwood will issue 1,372,573 preferred units to its preferred unit holders in lieu of cash distributions. Distributions will be made on November 13, 2015, to unitholders of record as of November 6, 2015.

Reverse Unit Split

Crestwood also announced today the board of directors of its general partner has approved a 1-for-10 reverse split on its common units, effective after the market closes on November 23, 2015. The units will begin trading on a split-adjusted basis on November 24, 2015.

“In a continuing effort to simplify Crestwood, reduce costs and make Crestwood units more suitable for ownership across the broadest possible investor base, the Crestwood board has elected to initiate a reverse unit split,” said Robert G. Phillips, Chairman, President and Chief Executive Officer. “Due to a number of factors caused largely by technical trading requirements, Crestwood’s current unit price has resulted in ownership limitations and restrictions which have negatively affected the ability of certain investors to own the units at the current price level. The reverse split is designed to help mitigate investor concerns, relieve ownership constraints, and it will not affect our ability to pay distributions.  With the simplification merger behind us, and with some of the exciting development opportunities Crestwood continues to pursue around our asset footprint, our objective with the reverse split is simply to broaden the universe of potential investors and maximize those investors ability to own our units,” stated Phillips.

Pursuant to the reverse split, common unitholders will receive one common unit for every 10 common units owned. All fractional units created by the reverse unit split will be rounded to the nearest whole unit. If the fraction created is less than one-half, it will be rounded down to the nearest whole unit.  If the fraction is one-half or more, it will be rounded up to the nearest whole unit. Crestwood’s common unit count will be reduced from approximately 685.5 million outstanding to approximately 68.5 million outstanding. The announced distribution of $0.1375 per limited partner unit ($0.55 annually) for the quarter ended September 30, 2015, will not be impacted by the reverse unit split, as the distribution will be paid in advance of the effective date of the reverse split.  All future distributions declared by Crestwood’s board of directors pursuant to the partnership agreement will be declared on a split-adjusted basis.  A new CUSIP number will be issued for the common units in connection with the reverse split.

-more-

Crestwood’s transfer agent, American Stock Transfer and Trust Company, will act as the exchange agent. Unit adjustments to physical unit certificates can be made upon surrender of the certificate to the transfer agent. Please contact American Stock Transfer and Trust Company for further information at (800) 937-5449 or (212) 936-5100.

Third Quarter Earnings Conference Call Schedule

Crestwood plans to report financial results for the third quarter 2015 on Tuesday, November 3, 2015, before the New York Stock Exchange opens for trading.  Following the announcement, management will host a conference call for investors and analysts at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) that day to discuss the operating and financial results.  The call will be broadcast live over the internet. Investors may participate either by phone or audio webcast.

By Phone:

Dial 201-689-8037 or 877-407-8037 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available for 7 days by dialing 877-660-6853 or 201-612-7415 and using the access code 13623252.

By Webcast:

Connect to the webcast via the “Presentations” page of Crestwood’s Investor Relations website at www.crestwoodlp.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call for 90 days.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in Crestwood’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Tax Notice to Foreign Investors

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of Crestwood’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Crestwood’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Crestwood, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Source: Crestwood Equity Partners LP

Crestwood Equity Partners LP
Investor Contact

Josh Wannarka, 713-380-3081
josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

###